Exhibit 2.1

TECHNOLOGY TRANSFER AGREEMENT

This Technology Transfer Agreement (the “Agreement”) is entered into as of June 9, 2009 (the “Effective Date”) by and between Avatech Solutions, Inc., a Maryland corporation located at 10715 Red Run Blvd, Owings Mills, MD, 21117 (“Seller”) and Autodesk, Inc., a Delaware corporation with its principal office at 111 McInnis Parkway, San Rafael, California 94903 (“Autodesk”). Each of Seller and Autodesk are each referred to herein as a “Party,” and together as “Parties.”

RECITALS

WHEREAS, Seller is engaged in the business of software systems integration and implementation, consulting, standards development and deployment, education, and technical support and, in connection therewith, it has designed, developed, built, maintained, marketed and distributed a software application referred to as BIMreview that automatically validates the accuracy and consistency of building information models against project, firm, national or user-defined standards; and

WHEREAS, Seller desires to transfer to Autodesk, and Autodesk desires to receive from Seller, ownership of the BIMreview application described in Exhibit A and Exhibit B hereto and related technology, including all patents, copyrights, trademarks, trade secrets and other intellectual property rights therein and thereto.

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises contained in this Agreement, the Parties hereby agree as follows:

AGREEMENT

1	DEFINITIONS AND CONSTRUCTION
	1.1	Capitalized Terms

In addition to other defined items in this Agreement, the following capitalized terms shall have the meanings set forth below:

1.1.1	“Business Day” means a day, other than a Saturday or Sunday, on which banks are generally open for business in San Francisco, California.

1.1.2	“Confidential Information” has the meaning set forth in Section 5.1.

1.1.3	“Derivative Work” has the meaning ascribed to it under the United States Copyright Law, Title 17 U.S.C. Sec. 101 et. seq., as the same may be amended from time to time.

1.1.4	“Developers” means all persons (including employees, directors, contractors, consultants) who contributed to the development, planning, or other creation of the Transferred Software.

1.1.5	“Escrow Agent” means Computershare Trust Company N.A.

1.1.6	“Intellectual Property Rights” means any or all of the rights in, arising out of, or associated with throughout the world in or to:

(i)	all United States and foreign patents (including utility models) and applications therefore, including provisional applications, and all reissues, divisions, renewals, extensions, continuations and continuations-in-part thereof (“Patents”);

(ii)	all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know-how, technology and technical data (“Trade Secrets”); and

(iii)	all United States and foreign copyrights, copyright registrations and applications therefore and all other rights corresponding thereto throughout the world (“Copyrights”); and

(iv)	all United States and foreign trademarks, service marks, trade names, logos, brand names and trade dress, whether registered or unregistered, and all other rights corresponding thereto throughout the world (“Trademarks”).

1.1.7	“Prior Grantees” means third parties who have been granted a license to, or otherwise have a right to, the Transferred Software.

1.1.8	“Software” means any and all computer software, documentation, code and other materials, including assemblers, applets, compilers, source code, source code listings, object code, data (including image and sound data), manuals, instructions, samples, examples, charts, diagrams, design tools and user interfaces, in any form or format, however fixed.

1.1.9	“Third Party Software” means any Software that is a component of or necessary to compile the Transferred Software and that either (i) is not owned by Seller or (ii) to which Seller is restricted from transferring ownership to Autodesk.

1.1.10	“Transferred Intellectual Property Rights” means all Intellectual Property Rights in and to the Transferred Software.

1.1.11	“Transferred Software” means all versions of the Software known as BIMreview and related technology, works in progress, documentation, customer information and materials, as more particularly described in Exhibit A and Exhibit B.

1.2	Construction

1.2.1	The singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include the masculine and feminine genders;

1.2.2	This Agreement will be interpreted in good faith in accordance with its terms and without strict construction in favor of or against either party. Any rule of construction to the effect that ambiguities are to be resolved against the drafting Party will not be applied in the construction or interpretation of this Agreement;

1.2.3	The words “include” and “including” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation;”

1.2.4	Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement; and

1.2.5	The headings in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement, and will not be referred to in connection with the construction or interpretation of this Agreement.

2	SOFTWARE TRANSFER AND DELIVERY
	2.1	Assignment

As of the Effective Date, Seller hereby irrevocably grants, conveys and assigns to Autodesk, by execution hereof, all of its worldwide right title and interest in and to the Transferred Software and Transferred Intellectual Property Rights, to be held and enjoyed by Autodesk and its successors and assigns. Seller further irrevocably grants, conveys and assigns to Autodesk, by execution hereof, all of its worldwide right, title and interest in and to any and all causes of action and rights of recovery for past infringement or misappropriation of the Transferred Intellectual Property Rights, to be held and enjoyed by Autodesk and its successors and assigns. Autodesk hereby accepts the foregoing grants, conveyances and assignments.

2.2	Further Assurances

On and after the Effective Date, Seller will, without charge and promptly upon request by Autodesk, as may be reasonably requested by Autodesk in order to effect and perfect the grants, conveyances and assignments contained herein, to enable Autodesk to obtain the full benefits of this Agreement and the transactions contemplated hereby, or to otherwise enforce or protect the Transferred Intellectual Property Rights:

2.2.1	deliver to Autodesk records, data or other documents relating to the Transferred Intellectual Property Rights that are in Seller’s possession;

2.2.2	execute and deliver assignments, licenses, consents, documents or further instruments of transfer, and consent to the filing of the sole applications, including without limitation the short form assignment in Exhibit D, and

2.2.3	take other reasonable actions, render other assistance and execute other documents.

Seller will also assist Autodesk (and cause its current and former personnel to assist), at Autodesk’s request, in filing and prosecuting United States and foreign patent applications claiming the Transferred Intellectual Property Rights at Autodesk’s expense.

2.3	Exclusive Ownership

Without limiting the foregoing, Autodesk will have the exclusive and unlimited right to commercialize, prepare and sell products based upon, license, sublicense, prepare Derivative Works from, transfer to third parties, change, alter and otherwise use and exploit the Transferred Software and Transferred Intellectual Property Rights. Seller hereby waives any and all moral rights, including any right to identification of authorship or limitation on subsequent modification, which Seller (or its employees, agents or consultants) have or may have in any Transferred Software or Transferred Intellectual Property Rights. To the extent, if any, that Seller retains any right to the Transferred Software and Transferred Intellectual Property Rights, Seller hereby grants and agree to grant to Autodesk a perpetual, exclusive, irrevocable, fully paid-up, transferable, sublicensable, worldwide right and license under any rights Seller may have to use, make, reproduce, distribute, display and perform, modify, sell, and otherwise exploit and distribute in any manner, all or any portion of the Transferred Software, in any form or media (now known or later developed).

2.4	Power of Attorney

Seller hereby irrevocably designates and appoints Autodesk and its duly authorized officers and agents as its agents and attorneys-in-fact, to act on their behalf and instead of Seller, to execute and file any such application, and to do all other lawfully permitted acts to further the prosecution and issuance of Intellectual Property Rights provided for herein with the same legal force and effect as if executed by Seller. This power of attorney shall be deemed coupled with an interest and shall be irrevocable.

2.5	Delivery

On the Effective Date, Seller shall deliver to Autodesk:

2.5.1	the applicable Transferred Software via electronic download, as more particularly described in Exhibit A and Exhibit B;

2.5.2	an affirmation for Software Product Purchase by Electronic Transfer as set forth in Exhibit C;

2.5.3	an Assignment of Copyright as set forth in Exhibit D;

2.5.4	an Escrow Agreement as set forth in Exhibit E;

2.5.5	consents to the assignment to Autodesk of any Third Party Software listed in Section 7.2.8 of the Disclosure Schedule; and

2.5.6	signed copies of agreements for assignment of proprietary rights and non-disclosure of confidential information, in a form substantially as that set forth in Section 7.2.19 of the Disclosure Schedule, between Seller and each Developer set forth in Section 7.2.4 of the Disclosure Schedule.

2.5.7	The items referred to in Sections 2.5.2, 2.5.3, 2.5.4 and 2.5.6 above shall be collectively referred to as the “Ancillary Agreements”.

2.6	No Assumed Liabilities

The Parties agree that Autodesk shall not assume any liabilities of any nature, whether or not accrued, contingent or otherwise (“Liabilities”), associated with the Transferred Software or the Transferred Intellectual Property Rights that arose prior to or on the Effective Date, regardless of whether any such Liabilities are determined or asserted after the Effective Date, including but not limited to obligations to end users pursuant to any maintenance, support, license or other agreement. The Parties agree that Autodesk shall not assume any Liabilities associated with the Transferred Software or the Transferred Intellectual Property Rights that before or after the Effective Date in connection with Seller’s use of any Transferred Software or the Transferred Intellectual Property Rights whether before or after the Effective Date.

2.7 No Conflict

The Parties agree and acknowledge that Seller’s purchase and resale of Autodesk’s or Autodesk’s affiliates’ products (“Buyer’s Products”) and services are in no way related to or dependent upon this Agreement. The pricing used for sale of Buyer’s Products to Seller is derived in a manner that is not dependent upon this Agreement and is not influenced by the negotiation or consummation of this Agreement. In addition, Seller has the capital financing available to pay all current balances due to Autodesk and Autodesk affiliates’ from the purchase of Buyer’s Products without the cash that would be generated from this Agreement.

2.8 License Back

Autodesk recognizes that after the Effective Date, Seller will continue to have obligations respecting the Transferred Software and will continue to be able to use the Transferred Software and the Transferred Intellectual Property as provided in this Section 2.8. Accordingly, subject to the terms and conditions of this Agreement (including Section 4.1) Autodesk hereby grants to Seller a royalty free, irrevocable license to provide the services listed in this Section 2.8, to use the Transferred Software and the Transferred Intellectual Property as it exists on the Effective Date (a) in object code or source code form, to fulfil Seller’s existing support obligations (e.g., providing bug fixes) to its customers; provided that Seller agrees to provide any such bug fixes back to Autodesk as part of, and to be included as part of, the Transferred Software, and (b) in object code form only, to develop plug-in checks to extend the capability of the Transferred Software, whether on a commercial software or professional services basis. Seller shall not copy or use the object or source code of the Transferred Software for any purpose other than this Section 2.8.

3	PAYMENTS
	3.1	Payment

On the Effective Date, Autodesk shall pay Seller an amount equal to Five Hundred Thousand U.S. Dollars (U.S.$500,000) less the Escrow Amount, in full and complete consideration for the Transferred Intellectual Property Rights and the Transferred Software (the “Purchase Price”). For the avoidance of doubt, the Purchase Price is net of the license grant specified in Section 2.8.

3.2	Taxes
	3.2.1	Payment of Taxes

Seller shall be solely responsible for the payment of, and shall pay when due and indemnify Autodesk against, all applicable taxes, including any sales, use, consumption, withholding, excise or transfer taxes and other taxes associated with payments to Seller under this Agreement (except for taxes assessed on Autodesk’s net income). The Parties shall cooperate and take all reasonable steps to reduce any transfer taxes associated with the transactions contemplated hereby. For purposes of this Agreement, the term “taxes” shall not include any fee, cost or expense incurred by Autodesk to register copyright or patent rights, or similarly protect the Transferred Software or the Transferred Intellectual Property Rights.

3.2.2	Post-Closing Tax Covenants

(i)	in the case of any personal property taxes (or other similar taxes) attributable to the Transferred Software, Seller shall be responsible for tax returns which cover the taxable period through the Effective Date and, subject to the provisions of Section 3.2.2(ii) a and b; and

(ii)	to the extent relevant to the Transferred Software, each Party shall;

(a)	provide the other with such assistance as may reasonably be required in connection with the preparation of any tax return and the conduct of any audit or other examination by any taxing authority or in connection with judicial or administrative proceedings relating to any liability for taxes; and

(b)	retain and provide the other with all records or other information that may be relevant to the preparation of any tax returns, or the conduct of any audit or examination, or other proceeding relating to taxes. Seller shall retain all documents, including prior years’ tax returns, supporting work schedules and other records or information with respect to all applicable tax returns and shall not destroy or otherwise dispose of any such records for the longer of ten (10) years after the Effective Date, or the expiration of the statute of limitations applicable to the tax period relevant to said records, without the prior written consent of Autodesk.

4	NON-COMPETE AND EXCLUSIVITY
	4.1	Covenant

Commencing on the Effective Date and continuing for a period of one (1) year thereafter, Seller shall not, directly or indirectly, (i) sell, provide or distribute any product that, as a whole, performs the same function as the Transferred Software, or provide any assistance, cooperation or take any other action to allow any third party to do so, or (ii) provide services or products as a whole, performs the same function as the services or products purchased hereunder for any competitors of Autodesk. The Parties agree that such covenant is necessary to protect Autodesk’s Trade Secrets in and to the Transferred Software and the value of Autodesk’s investment in the Transferred Software. Notwithstanding the foregoing, Seller may develop a checking tool for other Autodesk computer-aided-design software packages (such as Civil3D or Vault/Productstream) using Seller’s general knowledge and/or know-how, without breach of this Section 4.1.

4.2	Separate Covenants

The covenants contained in Section 4 will be construed as a series of separate covenants, one for each county, city, state and country (or their equivalents in any country) in which the covenants contained in this Section 4 apply. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) will be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of Section 4 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions will be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.

5	CONFIDENTIAL INFORMATION
	5.1	Disclosure

For purposes of this Agreement, “Confidential Information” means any proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, business plans or models, product plans, products, services, computer software and code, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed by one Party (“Discloser”) to the other (“Recipient”) either directly or indirectly in writing, orally or by drawings or inspection of parts or equipment or owned by Discloser even though not delivered by Discloser. It is understood that all Confidential Information is and shall remain the sole property of Discloser, and Recipient shall have no interest therein. Upon Discloser’s request, Recipient shall promptly return to Discloser all such tangible Confidential Information.

5.2	Exclusions

Notwithstanding the provisions of Section 5.1, Confidential Information shall exclude information that Recipient can demonstrate: (i) was independently developed by Recipient without any use of Discloser’s Confidential Information or by Recipient’s employees or other agents (or independent contractors hired by Recipient) who have not been exposed to Discloser’s Confidential Information (provided that this clause does not limit the terms of Section 4); (ii) becomes known to Recipient, without restriction, from a source other than Discloser (or Discloser’s Confidential Information) that had a right to disclose it without breach of this Agreement; or (iii) was in the public domain at the time it was disclosed or enters the public domain through no act or omission of Recipient.

5.3	Transferred Software

Notwithstanding anything in Section 5.1 and Section 5.2, the Transferred Software and any other non-public information regarding the Transferred Intellectual Property Rights shall be deemed Confidential Information of Autodesk.

5.4	Confidentiality Obligation

Recipient may use Discloser’s Confidential Information solely to fulfil its obligations to Discloser in connection with this Agreement. Recipient shall treat as confidential and not disclose to any third party any of Discloser’s Confidential Information and shall not use such Confidential Information for its own benefit. Without limiting the foregoing, Recipient shall use at least the same degree of care which it uses to prevent the disclosure of its own confidential information of like importance, but in no event with less than reasonable care, to prevent the disclosure of Discloser’s Confidential Information. Recipient further agrees to take all reasonable precautions to prevent any unauthorized disclosure or use of any Discloser’s Confidential Information. Recipient shall, upon written request from Discloser, destroy or deliver to Discloser all Discloser’s Confidential Information in its possession, and shall provide Discloser with written confirmation that all such materials have been delivered or destroyed.

5.5	Confidentiality of Agreement

Each Party agrees that the terms and conditions, but not the existence, of this Agreement shall be treated as each Party’s Confidential Information and that no reference to the terms and conditions of this Agreement or to activities pertaining thereto may be made in any form of public or commercial advertising without the prior written consent of the other Party; provided, however, that either Party may disclose the terms and conditions of this Agreement:

5.6	5.5.1to its legal counsel; 5.5.2as required by any court or other governmental body; or 5.5.3as otherwise required by law. Remedies

Unauthorized use by Recipient of Discloser’s Confidential Information will diminish the value of such information. Therefore, if Recipient breaches any of its obligations with respect to confidentiality or use of Discloser’s Confidential Information hereunder, Recipient agrees and acknowledges that Discloser shall be entitled to equitable relief to protect its interest therein, including injunctive relief, as well as money damages.

5.7	Required Disclosure

In the event that either Party believes that it will be compelled, or is compelled, by a court, administrative agency, or other governmental body or pursuant to applicable security laws or regulations to disclose Discloser’s Confidential Information, it shall:

5.7.1	provide prompt notice thereof to Discloser so that Discloser make take steps to oppose such disclosure;

5.7.2	cooperate with Discloser’s reasonable attempts to oppose such disclosure;

5.7.3	use reasonable efforts to obtain a protective order or otherwise prevent unrestricted or public disclosure of such information; and

5.7.4	cooperate with Discloser’s reasonable attempts to oppose such disclosure.

5.8	Public Announcements

Subject to Section 5.5, neither Party shall make any public announcement relating to this Agreement except upon the other Party’s prior written consent, which may be granted or withheld in such Party’s sole discretion.

6	ACCEPTANCE AND CORRECTION
	6.1	Acceptance Period

Upon receipt of the Transferred Software and Autodesk’s acknowledgment of such receipt via electronic mail or fax to Seller, the Transferred Software shall be deemed accepted by Autodesk. Autodesk shall notify Seller in writing of any errors or defects in the Transferred Software as delivered which prevent it from operating substantially in accordance with its documentation or specifications (“Errors”).

6.2	Correction Period

If Autodesk notifies Seller that the Transferred Software contains any Error(s), Seller shall, within five (5) Business Days after the receipt of any such notice or such longer period as Autodesk expressly allows in writing (the “Correction Period”), correct the Error(s) or determine that no Error existed, and resubmit the corrected Transferred Software to Autodesk. In the event that the correction of an Error requires a substantial change in the structure or organization of the Transferred Software or any portion thereof, Autodesk at its discretion may grant an extension of the Correction Period. The foregoing process shall repeat until the particular Error no longer exists, as determined by Autodesk in its reasonable discretion. Notwithstanding Autodesk’s acceptance of the Transferred Software as delivered or corrected, Seller will work with Autodesk for a period of one (1) year from the Effective Date to make reasonable efforts to correct any defects in the Transferred Software as delivered.

7	REPRESENTATIONS AND WARRANTIES
	7.1	General

Each Party represents and warrants to the other that:

7.1.1	such Party has the full right, power and authority to enter into this Agreement and fully perform its obligations hereunder; and

7.1.2	the making of this Agreement and such Party’s performance of all its obligations hereunder is not prohibited by or in conflict with any agreement between such Party and any third party.

7.2	Representations and Warranties

Except as specifically disclosed in the disclosure schedule attached hereto (the “Disclosure Schedule”) (referencing the appropriate section and paragraph numbers), Seller represents and warrants to Autodesk, as of the Effective Date of this Agreement, as follows:

7.2.1	Seller is the exclusive owner of the Transferred Software and the Transferred Intellectual Property Rights;

7.2.2	Seller has the full and unencumbered right to assign and transfer to Autodesk all of Seller’ rights in and under the Transferred Software and, other than as listed on Section 7.2.2 of the Disclosure Schedule, the Third Party Software without incurring, or causing Autodesk to incur, any obligation to any third party, including any fee, payment or royalty obligations;

7.2.3	Seller has not transferred ownership of, granted any license of or right to (other than in connection with an end-user license) or authorized the retention of any exclusive rights to or joint ownership of, any Transferred Software;

7.2.4	Section 7.2.4 of the Disclosure Schedule is a true and complete list of all Developers. All Developers have waived all rights or claims to invoke any moral rights regarding the Transferred Software against Autodesk and any other transferees;

7.2.5	The Transferred Software is free and clear of any liens or encumbrances;

7.2.6	The Transferred Software, Transferred Intellectual Property Rights and Third Party Software do not and will not infringe or misappropriate any third party’s Intellectual Property Rights, including, but not limited to Patents, Trademarks, Trade Secrets, or Copyrights of any third party;

7.2.7	Section 7.2.7 of the Disclosure Schedule lists all registered Intellectual Property Rights and registration applications pendent with respect to the Transferred Software. All such registered Intellectual Property Rights are currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use), are valid and enforceable, and are not subject to any unpaid maintenance fees or taxes or actions falling due within ninety (90) days after the Effective Date. There are no proceedings or actions known to Seller before any court, tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to any such registered Intellectual Property Rights. Seller has not claimed any status in the application for or registration of any Registered Intellectual Property Rights that would not be applicable to Autodesk. Seller has not knowingly misrepresented, or knowingly failed to disclose, any facts or circumstances in any application for any registered Intellectual Property Rights that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the enforceability of any registered Intellectual Property Rights.

7.2.8	Section 7.2.8 of the Disclosure Schedule lists a complete, accurate list and description of all Third Party Software and other technology of third parties included in or to be used with or necessary to install or compile the Transferred Software.

7.2.9	Other than as described in Section 7.2.9 of the Disclosure Schedule, Seller has, and as a result of the transactions contemplated by this Agreement, Autodesk will have, the right to use, on a perpetual, non-revocable, world-wide basis, pursuant to valid licenses, all software development tools, library functions, compilers and all other Third Party Software that are or were used by Seller to create, modify, compile, operate or support any Transferred Software or Transferred Intellectual Property or that are or were used in, incorporated into, integrated or bundled with, or used in the development of any Transferred Software or Transferred Intellectual Property without any obligation to pay any royalties, accounting or other similar payments to any third party.

7.2.10	Section 7.2.10 of the Disclosure Schedule contains a complete, accurate list and description of all Prior Grantees;

7.2.11	Seller has not permitted Seller’s rights in the Transferred Intellectual Property Rights to lapse or enter the public domain, provided that Autodesk acknowledges that Seller has not filed to register any Transferred Intellectual Property Rights. Other than as set forth in Section 7.2.11of the Disclosure Schedule, no Open Source Code is or was used in the development or modification of any Software that is or was Transferred Software or Third Party Software, or is or was incorporated into any Transferred Software or Third Party Software, and no Software that is or was Transferred Software or Third Party Software is or was distributed with or is or was derived from, Open Source Code. “Open Source Code” shall mean any software code that is distributed as “free software” or “open source software” or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software . Open Source Code includes without limitation software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License;

7.2.12	In each case in which Seller has acquired any Transferred Software or component thereof from any person, Seller has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in and to all such Transferred Software and Transferred Intellectual Property Rights to Seller and no such person shall have any rights whatsoever in the Transferred Software;

7.2.13	Seller has no knowledge of any facts or circumstances that would render any Transferred Intellectual Property Rights invalid or unenforceable;

7.2.14	Other than as described in Section 7.2.14 of the Disclosure Schedule, there is no action, suit, claim, proceeding or investigation of any nature pending or, to Seller’s knowledge, threatened against Seller relating to the Transferred Software or Transferred Intellectual Property Rights, nor is there any reasonable basis therefore;

7.2.15	There is no investigation or other proceeding pending or, to Seller’s knowledge, threatened relating to the Transferred Software by or before any governmental entity, nor is there any reasonable basis therefore; and there are no judgments, orders, citations, fines, penalties or decrees issued by any governmental entity against Seller affecting the Transferred Software under any foreign, federal, state or local law;

7.2.16	To Seller’s knowledge, no Transferred Software or Transferred Intellectual Property Rights are subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by Seller or may affect the validity, use or enforceability of such Transferred Software or Transferred Intellectual Property Rights by Autodesk;

7.2.17	Following the Effective Date, except with respect to the license rights granted in Section 2.8 (License Back), Autodesk will be permitted to exploit the Transferred Software to the same extent Seller would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration;

7.2.18	No person is infringing or misappropriating any Transferred Intellectual Property Rights;

7.2.19	Seller has taken all steps that are required to protect Seller’s rights in Confidential Information and Trade Secrets within the Transferred Software. Without limiting the foregoing, (i) Section 7.2.19 of the Disclosure Schedule includes signed copies of agreements for assignment of proprietary rights and non-disclosure of confidential information (“Employee NDA and Invention Assignment Agreements”) or independent contractor services agreements (as applicable) between Seller and each Developer set forth in Section 7.2.4 of the Disclosure Schedule, and (ii) all current and former employees and consultants of Seller who have created or modified any of the Transferred Software have executed agreements assigning all of such employees’ and consultants’ rights in and to the Transferred Software to Seller.

7.2.20	No third party possesses any copy of any Transferred Software source code to any Software that embodies Transferred Intellectual Property Rights, and Seller shall have delivered to Autodesk all copies of, and neither Seller nor any of its affiliates shall have retained any copy of, any source code to any Transferred Software or Software that embodies Transferred Intellectual Property Rights.

7.2.21	Seller has complied with, is not in violation of, and has not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation with respect to the Transferred Software or the Transferred Intellectual Property Rights.

7.2.22	No government funding, facilities of a university, college, other educational institution or research center or funding from third parties was used in the development of the Transferred Software or Transferred Intellectual Property Rights. No current or former employee, consultant or independent contractor of Seller, who was involved in, or who contributed to, the creation or development of any Transferred Software or Transferred Intellectual Property Rights has performed services for the government, a university, college, or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services for Seller.

7.2.23	To the extent that any Transferred Software or Transferred Intellectual Property Right was originally owned or created by, for or with any third Person, including any predecessor of Seller:

(i)	Seller has a valid or enforceable written agreement with such third party or parties with respect thereto, pursuant to which Seller has obtained complete, unencumbered, irrevocable and unrestricted ownership and is the exclusive owner of, all such Transferred Software or Transferred Intellectual Property Rights by valid assignment or otherwise (including the rights to recover unrecovered past, present and future damages for infringement or misappropriation of such Intellectual Property Rights);

(ii)	Seller has obtained to the fullest extent allowed under applicable law, waivers of moral rights and other similar rights of attribution, disclaimer of authorship or integrity in published works;

(iii)	the transfers from Seller to Autodesk hereunder do not violate such third party agreements;

(iv)	such third parties have not retained and do not have any rights or licenses with respect to the Transferred Software or Transferred Intellectual Property Rights; and

(v)	no basis exists for such third party to challenge or object to this Agreement or to the transfers of Transferred Software or Transferred Intellectual Property Rights contemplated hereunder.

7.2.24	The Transferred Software will perform in accordance with the descriptions and/or specifications on Exhibit A and Exhibit B and will be free from all material bugs or defects and will function for the purposes described on Exhibit A and Exhibit B. Seller has disclosed in writing to Autodesk, a summary of any problem or issue with respect to any of the Transferred Software which does, or may reasonably be expected to, adversely affect the value, functionality or fitness for the intended purpose of such Transferred Software.

7.2.25	Seller has delivered to Autodesk complete and accurate records with respect to all fixes (including fixes currently in progress), problem lists, and maintenance of the Transferred Software. There have been no “Critical Problems” with the Transferred Software. For the purposes of the foregoing, “Critical Problem” means a problem, defect, malfunction, nonconformity or error which has been (or should reasonably be) assigned the most critical level of error for Seller’ internal tracking and reporting systems, in a manner consistent with past practices and reasonable industry standards.

7.2.26	To Seller’s knowledge, other than as set forth in Section 7.2.26 of the Disclosure Schedule, the Transferred Software and Third Party Software is free of any disabling codes or instructions, timer, copy protection device, clock, counter or other limiting design or routing and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus,” “harmful code,” “spyware”, or other software routines or hardware components that in each case permit unauthorized access or the unauthorized disablement or unauthorized erasure of such (or parts thereof) or data or other software of users or otherwise cause them to be incapable of being used in the full manner contemplated in the applicable documentation (collectively, “Contaminants”).

7.2.27	Seller has secured any import or export licenses that were, are or will be necessary or appropriate for the distribution of the Transferred Software and Transferred Intellectual Property Rights exported by Seller.

7.2.28	Any documentation provided under this Agreement will provide proper instructions for their intended use and will be written in a language appropriate for the intended audience and correctly represents the attributes of the item it is intended to represent.

7.3	Each of the representations and warranties made by Seller in this Agreement shall be true and correct in all respects when made and, except to the extent such representations and warranties speak as of an earlier date, shall be true and correct in all respects on and as of the Effective Date, as though made on that date, and Seller shall deliver to Autodesk a certificate to such effect signed by a duly authorized officer of Seller.

8	LIMITATIONS OF LIABILITY

IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, EXEMPLARY, OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, REGARDLESS OF WHETHER SUCH DAMAGE WAS FORESEEABLE AND WHETHER OR NOT SUCH HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

9	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION AND ESCROW

9.1	Survival of Representations, Warranties, Covenants and Agreements

The representations, warranties and covenants of Seller contained in this Agreement, or in any Ancillary Agreement or officer’s certificate delivered pursuant to this Agreement, shall survive the Effective Date for a period of two (2) years following the Effective Date; provided, however, that notwithstanding the foregoing, the representations, warranties and covenants set forth in Section  7.2.1-7.2.27 shall survive the Effective Date for a period of five (5) years following the Effective Date; and the tax representations, warranties and covenants set forth in Section 2 (Software Transfer and Delivery) and Section 3 (Taxes) shall survive from the Effective Date until the date thirty (30) days after the expiration of the statute of limitations in respect thereto. Section 7.2, other than Sections 7.2.15, 7.2.21, 7.2.24, 7.2.25, 7.2.26 and 7.2.28 and the tax representations, warranties and covenants set forth in Section 2 and Section 3 shall be referred to herein, collectively, as the “Specified Representations.” The representations and warranties of Autodesk contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall terminate at the Effective Date. The covenants and agreements set forth in this Agreement or in any certificate or other instrument delivered pursuant to this Agreement shall survive in accordance with their respective terms.

9.2 Indemnification

9.2.1	Subject to the provisions of Sections 8 and 9.1, Seller agrees to indemnify and hold Autodesk and its employees, officers, directors and affiliates (each, an “Indemnified Party” and, collectively, the “Indemnified Parties”), harmless against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys’ fees and expenses of investigation and defense (hereinafter individually, a “Loss” and collectively, “Losses”) paid, sustained, incurred or accrued by any Indemnified Party, or any of them, directly or indirectly, as a result of or in connection with:

(i)	any breach or inaccuracy of any representation or warranty of Seller contained in this Agreement or any Ancillary Agreement or officer’s certificate delivered in connection hereto;

(ii)	any failure by Seller to perform or comply with any covenant contained in this Agreement or any document, certificate, or agreement delivered in connection hereto;

(iii)	Liabilities of Seller, whether arising before or after the Effective Date, that are not expressly assumed by Autodesk pursuant to this Agreement;

(iv)	Liabilities, whether arising before or after the Effective Date, arising from or relating to any claim from third party in connection with any Third Party Software incorporated into or used to compile the Transferred Software by Seller;

(v)	any claim or cause of action of any third party to the extent arising out of any action, inaction, event, condition, liability or obligation of Seller relating to the Transferred Software (including but not limited to the development, marketing and/or distribution thereof) occurring or existing prior to the Effective Date; or

(vi)	Liabilities arising from or related to any failure to comply with laws relating to bulk transfers or bulk sales with respect to the transactions contemplated by this Agreement.

(vii)	Each of the Parties to this Agreement acknowledge that such Losses, if any, would relate to unresolved contingencies existing as of the Effective Date, which if resolved by the Effective Date would have led to a reduction in the Purchase Price. To the extent that Seller’s undertakings set forth in this Section 9.2 may be unenforceable, Seller shall contribute the maximum amount that it is permitted to contribute under applicable law to the payment and satisfaction of the Losses incurred by Autodesk, not to exceed the amounts that Seller would have been obligated to contribute under this Agreement if the undertakings were enforceable.

9.2.2	For the purpose of this Section 9 only, in the event of any inaccuracy or breach of a representation or warranty of Seller contained in this Agreement or any Ancillary Agreement, the amount of any Loss resulting from such inaccuracy or breach of such representation or warranty shall be determined without giving effect to any qualification in any representation or warranty that an event or fact be material, and any such qualification shall be disregarded for such purpose. There shall be no right of contribution from any Indemnified Party with respect to any Loss.

9.2.3	Any Person committing fraud shall be liable for, and shall indemnify and hold the Indemnified Parties harmless for, any Losses incurred or sustained by the Indemnified Parties, or any of them, directly or indirectly, as a result of such fraud committed by such Person, regardless of when such fraud was discovered.

9.2.4	Nothing in this Agreement shall limit the right of any Indemnified Party to pursue remedies under any Ancillary Agreement against the parties thereto.

9.2.5	Seller’s obligations to indemnify Autodesk under Section 9 shall be subject to Autodesk providing Seller with written notice of any third party claim, provided, however, that Autodesk’s failure to notify Seller will only relieve Seller of its obligation to indemnify under this Section if and to the extent that Seller is prejudiced thereby. Autodesk agrees to provide reasonable assistance to Seller, upon Seller’s request (at Seller’s sole cost and expense) to defend and/or settle such claim. Any indemnification claim made pursuant to Section 9.2.1(i) that has been asserted by written notice to Seller prior to the expiration (if any) of the applicable representation and warranty, as set forth in Section 9.1 hereof shall continue to be covered by Section 9.2.1(i) until such matter is finally terminated or otherwise resolved by the Parties.

9.2.6	If Autodesk receives notice of a claim that any of the Transferred Software or deliverables as delivered by Seller to Autodesk hereunder infringes any third party’s Intellectual Property Rights, or if Autodesk reasonably believes that such a claim may occur, Autodesk shall notify Seller. In the event of the foregoing or if Seller reasonably believes that such a claim may occur, Seller shall, with Autodesk’s written consent, either: (i) procure for Autodesk the right to continue to exercise the rights to such Transferred Software granted to Autodesk under this Agreement; or (ii) provide Autodesk with alternative non-infringing technology with substantially equivalent functionality.

9.2.7	Seller shall have no liability hereunder, with respect to any claim or damages to the extent arising from or relating to: (i) any modification made to the Transferred Software by a party other than Seller, if such infringement would not have occurred but for such modification; or (ii) any combination of the Transferred Software by Seller hereunder with Software, hardware or other technology or materials supplied by anyone other than Seller, if such infringement or misappropriation would not have occurred but for such combination.

9.3	Limits on Indemnification

Other than as set forth in this Section, Seller shall not be obligated to indemnify the Indemnified Parties pursuant to Section 9.2.1 hereof for any amounts in excess of the Purchase Price. There shall be no limitation on the indemnifications set forth herein in the case of (a) fraud or any willful breach of any representation, warranty or covenant set forth in this Agreement, in any Ancillary Agreement, or in any certificate or other instrument delivered pursuant to this Agreement on the part of Seller, or (b) any indemnification claim resulting from, arising out of or in connection with the Specified Representations and/or (c) pursuant to clauses (ii) through clause (vi), inclusive, of Section 9.2.1 hereof). Seller’s aggregate liability hereunder shall not exceed the amount of one and a half (1 1/2) times the Purchase Price in the case of infringement of the Transferred Software on any Patent of a third party, or misappropriation by the Transferred Software of any Trade Secret of a third party.

9.4	No Indemnification Limitations

9.4.1	Nothing in this Agreement shall be effective or enforceable against the other party, including but not limited to any limitations on liability set forth in this Agreement, until this Agreement is executed and delivered.

9.4.2	Notwithstanding anything to the contrary set forth in this Agreement, the parties hereto agree and acknowledge that any Indemnified Party may bring a claim for indemnification for any Loss under this Section 9 notwithstanding the fact that such Indemnified Party had knowledge of the breach, event or circumstance giving rise to such Loss prior to the Effective Date or waived any condition to the closing related thereto.

9.4.3	Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall limit the rights of any Party hereto to apply for equitable remedies to enforce the other Party’s obligations hereunder.

9.4.4	All claims for recovery for any Loss or Losses from the Escrow Amount shall be made pursuant to and in accordance with, and be governed by the terms of, this Agreement and the Escrow Agreement.

9.5	Escrow Arrangements and Escrow Amount

By virtue of this Agreement and as partial security for the indemnity provided for in Section 9.2 hereof, the sum of One Hundred Twenty Five Thousand Dollars (U.S. $125,000) (the “Escrow Amount”) shall be deposited into an interest-bearing escrow account (the “Escrow Account”) pursuant to the terms and conditions of an escrow agreement (the “Escrow Agreement”) to be executed by and between Autodesk and Seller concurrent with the execution of this Agreement in a form substantially similar to that as attached hereto as Exhibit E. The Escrow Amount shall be deposited by Autodesk promptly after the Effective Date with the Escrow Agent. The Escrow Amount shall be available as partial compensation to the Indemnified Parties for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under Section 9.

9.5.1	Distribution of Escrow Amount

Subject to the following requirements, the Escrow Amount shall be in existence as promptly as practicable following the Effective Date and shall terminate at 5:00 p.m., local time at Autodesk’s corporate headquarters in California, on the date seven (7) days after the second anniversary of the Effective Date (the “Escrow Period”). The Escrow Agent shall distribute one half (1/2) of the funds in the Escrow Amount to Seller following the first (1st) anniversary of the Effective Date and the remaining one half (1/2) of the funds following termination of the Escrow Period; provided, however, that the Escrow Amount, plus any accrued interest thereon, not used to satisfy Autodesk claims shall not terminate with respect to any amount in respect of any unsatisfied claims specified in any Officer’s Certificate as described below (“Unresolved Claims”) delivered to the Escrow Agent prior to the Escrow Period termination date with respect to facts and circumstances existing prior to the expiration of the Escrow Period. As soon as all such claims have been resolved, the Escrow Agent shall deliver the remaining portion of the Escrow Amount, if any, not required to satisfy such Unresolved Claims.

9.5.2	Taxation of Escrow Amount

Any interest earned on the Escrow Amount shall be added to the Escrow Amount and become a part thereof. All interest on or other taxable income, if any, earned from the investment of the Escrow Amount shall be treated for tax purposes as earned by Seller, and Seller shall be responsible for any Taxes due with respect to such interest.

9.5.3	Claims Upon Escrow Amount

Subject to Section 9.5.4 hereof, upon receipt by the Escrow Agent at any time on or before the last day of the Escrow Period of a certificate signed by any officer of Autodesk (an “Officer’s Certificate”):

(i)	stating that an Indemnified Party has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Losses; and

(ii)	specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such reasonably anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant or otherwise to which such item is related, the Escrow Agent shall, subject to the provisions of Section 9.5.4 hereof and pursuant to terms of the Escrow Agreement, transfer to Autodesk out of the Escrow Amount, as promptly as practicable, funds held in the Escrow Amount in an amount equal to such Losses.

9.5.4	Objections to Claims

At the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to Seller and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no transfer to Autodesk or the Indemnified Party, as the case may be, of any Escrow Amounts pursuant to Section 9.5.3 hereof unless the Escrow Agent shall have received written authorization from Seller to make such transfer. After the expiration of such thirty (30) day period, the Escrow Agent, pursuant to the terms of the Escrow Agreement, shall transfer the funds from the Escrow Amount in accordance with Section 9.5.3 hereof; provided, however, that if Seller shall object in a written statement to the claim made in the Officer’s Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period, then the Escrow Agent will not transfer any amounts disputed by Seller in such written statement.

9.5.5	Resolution of Conflicts

(i)	In case Seller shall object in writing to any claim or claims made in any Officer’s Certificate as provided in Section 9.5.4 hereof, Seller and Autodesk shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If Seller and Autodesk should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute funds from the Escrow Amount in accordance with the terms thereof.

(ii)	If no such agreement can be reached after good faith negotiation, then the provisions of Sections 10.5 through 10.7 hereof shall apply.

9.5.6	Fees

All fees of the Escrow Agent for performance of its duties hereunder shall be borne by Autodesk.

10	GENERAL
	10.1	Expenses

Except as expressly provided herein, each Party shall be solely responsible for its own costs and expenses (including its attorneys’ fees and accountants’ fees):

10.1.1	incurred in negotiating and consummating the transactions contemplated hereby, and

10.1.2	for maintaining and perfecting the rights granted to such Party hereunder, including costs for recordation of documents, registration of rights and payment of government fees incurred after the Effective Date.

10.2	No Agency

Each Party shall in all matters relating to this Agreement act as an independent contractor. Neither Party shall have authority, nor shall either Party represent that it has any authority, to assume or create any obligation, express or implied, on behalf of the other, or to represent the other Party as agent or employee or in any other capacity. Neither execution nor performance of this Agreement shall be construed to have established any agency, joint venture, or partnership.

10.3	Attorneys’ Fees

If any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any Party to this Agreement, the prevailing Party shall be entitled to recover reasonable attorneys’ fees, costs, and disbursements (in addition to any other relief to which the prevailing Party may be entitled).

10.4	Notices

Any notice or other communication required or permitted to be delivered to any Party under this Agreement must be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such Party below (or to such other address or facsimile telephone number as such Party may have specified in a written notice given to the other Party):

if to Autodesk:	Autodesk, Inc. 111 McInnis Parkway San Rafael, California 94903 United States (USA) Attention: General Counsel Telephone: (415) 507-5000 Facsimile No.: (415) 507-6126
with a copy to:	Autodesk, Inc. 1560 Trapelo Road Waltham, Massachusetts 02451 United States (USA) Attn: Sr. Vice President, AEC Telephone: (781) 839-5300 Facsimile No.: (781) 839-5333
if to Seller:	Avatech Solutions Inc. 10715 Red Run Blvd Owings Mills, MD, 21117 United States (USA) Attn: Lawrence Rychlak Telephone: (410) 581-8080 Facsimile No.: 410-753-1591

10.5	Governing Law

THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS BY THE LAWS OF THE UNITED STATES OF AMERICA AND THE STATE OF CALIFORNIA AS SUCH LAWS APPLY TO AGREEMENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN CALIFORNIA BY CALIFORNIA RESIDENTS. THE PROVISIONS OF THE UNITED NATIONS CONVENTION ON CONTRACTS FOR THE INTERNATIONAL SALE OF GOODS (CISG) ARE HEREBY DISCLAIMED.

10.6	Forum and Venue

Any judicial action or proceeding arising hereunder or relating hereto shall be brought in, and the Parties hereby irrevocably consent to the exclusive, personal jurisdiction of, the Superior Court of the State California, County of Marin, or in the United States District Court for the Northern District of California in San Francisco, California.

10.7	Injunctive Relief

It is understood and agreed that, notwithstanding any other provision of this Agreement either Party’s breach of confidentiality obligations or provisions relating to proprietary rights will cause irreparable damage for which recovery of money damages would be inadequate, and that the other Party will therefore be entitled to seek timely, injunctive relief in any jurisdiction and in any court that can provide a remedy to protect such Party’s rights under this Agreement in addition to any and all other remedies available at law or in equity.

10.8	Waiver

10.8.1	No failure on the part of a Party to exercise any power, right, privilege, or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege, or remedy under this Agreement, will operate as a waiver of such power, right, privilege, or remedy; and no single or partial exercise of any such power, right, privilege, or remedy will preclude any other or further exercise thereof or of any other power, right, privilege, or remedy.

10.8.2	No Party shall be deemed to have waived any claim arising from this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver will not be applicable or have any effect except in the specific instance in which it is given.

10.9	Assignment

Autodesk may assign all of its assets and other rights acquired hereunder in their entirety and in whole, and in part, provided the successor agrees in writing to be bound by all of the obligations set forth in this Agreement in the same manner as Autodesk. Seller shall not have the right to assign or transfer this Agreement, or any of its rights hereunder, without the prior permission of Autodesk, which may be granted or withheld at Autodesk’s sole discretion. Any assignment in violation of this Section 10.9, is null and void.

10.10	Severability

If, for any reason, a court of competent jurisdiction finds any provision of this Agreement, or portion thereof, to be invalid or unenforceable, such provision of the Agreement will be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the remainder of this Agreement will continue in full force and effect. The Parties agree to negotiate in good faith an enforceable substitute provision for any unenforceable provision that most nearly achieves the intent and economic effect of the unenforceable provision. Notwithstanding the foregoing, if a court of competent jurisdiction determines that any restriction on any license granted herein is invalid or unenforceable, then the license grants to which such restriction relates shall terminate automatically.

10.11	Entire Agreement

This Agreement (including the Exhibits hereto) sets forth the entire understanding of the Parties hereto relating to the subject matter hereof and supersedes all prior agreements and understandings between the Parties hereto relating to the subject matter hereof.

10.12	Amendments

This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Seller and Autodesk. Each subsequent Exhibit mutually agreed to and signed by the parties shall be governed by this Agreement.

10.13	Counterparts

This Agreement may be executed in counterparts, which, when taken together, shall constitute one agreement.

10.14

Survival

In the event this Agreement is terminated, the following sections shall survive: Sections 1, 2.1-2.4, 2.6, 2.7, 2.8, 3.2, 4.1 (for the period of time stated therein), 4.2, 5, 7 (for the periods of time stated in Section 9.1), 8, 9 and 10.

IN WITNESS WHEREOF, the Parties, by their duly authorized representatives, have executed this Agreement as of the Effective Date.

	AUTODESK, INC.		AVATECH SOLUTIONS, INC.
By:	/s/ Jay H. Bhatt	By:	/s/ Lawrence Rychlak

Name:	Jay H. Bhatt	Name:	Lawrence Rychlak

Title:	Senior Vice President, AEC	Title:	Executive Vice President and CFO

SELLER DISCLOSURE SCHEDULE

This Disclosure Schedule is being furnished by Avatech Solutions, Inc. (“Seller”) in connection with the execution and delivery of that certain Technology Transfer Agreement (“Agreement”) by and between Seller and Autodesk, Inc. (“Autodesk”). Capitalized terms used in this Disclosure Schedule and not otherwise defined herein are used as defined in the Agreement.

This Disclosure Schedule is qualified in its entirety by reference to the specific provisions of the Agreement, and is not intended to constitute, and shall not be construed as constituting, representations or warranties of Seller except as and to the extent provided in the Agreement. No reference to or disclosure of any item or other matter in this Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Disclosure Schedule. No disclosure in this Disclosure Schedule relating to any possible breach, violation or conflict of any contract or law or order applicable to Seller shall be construed as an admission or indication that any such breach, violation or conflict exists or has actually occurred.

Descriptions of agreements and documents herein are summaries only and are qualified in their entirety by the specific terms of such agreements and documents.

Except as otherwise specifically stated herein, an exception or disclosure made herein with regard to a representation or warranty of Seller shall be deemed incorporated in and applicable to each section to which such exception or disclosure would be reasonably apparent on the face of such disclosure. Any disclosure contained in schedules referenced herein and attached hereto is incorporated herein by reference. Headings in this Disclosure Schedule are for convenience of reference only and shall not be deemed to alter or affect the express description of the sections of this Disclosure Schedule as set forth in the Agreement.

Section 7.2.2
Third Party Software

The Transferred Software includes the following Third Party Software:

Manufacturer	Component	List Price	Usage

Accresso Software	FLEXnet Publisher	Varies	Software License Enforcement

SpiceLogic	.NET Win HTML Editor Control	$150/developer	Provides WYSIWYG HTML editing for configuration.

The licenses for these products are assignable, however, Autodesk is not considering assignment at this time.

Section 7.2.4
Developers

The following are the software developers of the Transferred Software:

Name	Location	Status
Matt Mason	Brookline, MA	Employee
Eric Hatton	Cocoa Beach, FL	Employee
Bill Zhang	Coquitlam, BC	Contractor
Tom Angert	Middleburg Heights, OH	Contractor

Section 7.2.7
Registered Intellectual Property Rights

PATENTS: None

COPYRIGHTS: None

OTHER: None

Section 7.2.8
Third Party Software

THIRD PARTY SOFTWARE:

This list describes ALL third-party software involved in the compilation and installation of the Transferred Software and related materials:

Product	Manufacturer	Description
FlexNet Publisher	Acresso Software	Software License Enforcement (permanent and 30-day trial)

.NET Win HTML Editor Control	SpiceLogic	WYSIWYG HTML Editing Control
Visual Studio 2008	Microsoft	Core development and compilation software.

Nullsoft Scriptable Install System (NSIS)	Nullsoft	Software Installation Program Builder
Dotfuscator	PreEmptive Software	Application Obfuscation to prevent reverse-engineering

RoboHelp	Adobe	End-User Documentation Help File Generator

Section 7.2.9
Third Party Software

THIRD PARTY SOFTWARE:

The list described in 7.2.8 encapsulates the entire list of products used by the Seller to produce the Transferred Software and related materials. Autodesk plans to replace many of the listed components with their own preferred tools.

Section 7.2.10
Prior Grantees

PRIOR GRANTEES:

The Seller has the following 9 official grantees:

First Name	Last Name	Company	Address	City	Province	Country Code

Richard	Speicher	Weber Murphy Fox	3230 West Lake Road	Erie	PA	US

James	Vandezande	Skidmore, Owings & Merrill	14 Wall Street	New York	NY	US

Daniel	Hurtubise	RevitIt	447 des fauvettes	Sainte-Julie	QC	CA

Jean-Paul	Trehen	Autodesk Inc.	89 quai Panhard & Levassor	Paris	France	FR

Lonnie	Cumpton	Friedmutter Group	4022 Dean Martin Dr.	Las Vegas	NV	US

Stephen	Stafford	AEC Advantage, Inc.	27 Maywood	Irvine	CA	US

George	Dial	2620 E. Prospect Rd.	Suite 100	Fort Collins	CO	US

DONNA	PADILLA	HNTB CORPORATION	715 KIRK DRIVE	KANSAS CITY	MO	US
Andrew	Hennell	Westfield Design	Level 18/100 William St.	Sydney	NSW	AU

The Seller has the following grantees currently in the middle of a 30-day trial (as of 3/27/2009):

First Name	Last Name	Company	Address1	City	Province	CountryCode

CESAR	TREVIZO	PSP	2014 FALLOW LANE	HOUSTON	TX	US

Jason	Guy	Leo A Daly	730 Second Avenue S	Minneapolis	MN	US

Sean	Walton	OWP/P	111 w. Washington St.	Chicago	IL	US

Jon	Anunson	URS Corporation	3950 Sparks Drive, SE	Grand Rapids	MI	US

John	Anderson	IncAppleton & Assoc., Inc., Architects	117 W. Micheltorena St.	Santa Barbara	CA	US

Pine	Pienaar	Sutherland Ass	304 Montclaire	Sea Point		ZA

David	Meade	Fishbeck Thompson Carr & Huber	1515 Arboretum Drive	Grand Rapids	MI	US

Weston	Tanner	Perkins + Will	1800 W Roscoe St	Chicago	IL	US

scott	cooper	devenney group	1500 e bethany home road	phoenix	AZ	US

Michael	Masteller	Gensler	1625 Broadway	Denver	CO	US

Mayur	Prajapati	Nirman Architects	C-302/303, Shreenath Avenue, opp. Vandematrum Township	Ahmedabad	Gujarat	IN

Brady	Fox	OZ Architecture	3012 Huron Street	Denver	CO	US

Shawn	Gravlin	Fishbeck Thompson Carr & Huber	1515 Arboretum Drive	Grand Rapids	MI	US

D	Frawley		dubai	dubai		AE

Stefanie	Caldwell	BRW Architects	3535 Travis St Suite 250	Dallas	TX	US

Darren	Shields	Hankins and Anderson	4880 Sadler Rd	Glen Allen	VA	US

VitPetrovich	VitPetrovich	OOO PIF “ARHIP”	V.Sivkova, 105	Izhevsk		RU

Ibson	Pereira	Critical Path Consulting	8179 N. University Drive	Tamarac	FL	US

David	Baldacchino	SHW Group	20E Greenway Plaza	Houston	TX	US

CJ	MacQuarrie	Overland Partners Architects	5101 Broadway	San Antonio	TX	US

Paul	Sullivan	STV Inc	205 West Welsh Drive	Doouglassville	PA	US

Greg	McDowell	Architekton	464 S Farmer	Temp	AZ	US

NOTE: The Seller has 193 Previous Grantees whose 30-day trial has expired

Section 7.2.11
Open Source Code

Description of Open Source Usage:

The Seller used one Program which is “Open Source” during the construction of the application – Nullsoft Scriptable Install System (NSIS) is an open-source tool for the creation of installation packages. Avatech does not have any “Open Source Code” in any of the Transferred Software, and has not modified the application in any way.

Section 7.2.14
Actions, Suits or Claims

Description of action, suit, claim, proceeding or investigation of any nature pending or, to Seller’s knowledge, threatened against Seller relating to the Transferred Software or Transferred Intellectual Property Rights, nor is there any reasonable basis therefore;

The Seller has disclosed a “copyright notification” letter from the National Institute of Building Sciences (NIBS) dated 26 January 2009.

Section 7.2.19
Employee Nondisclosure and Assignment Agreements

Documents are attached.

Section 7.2.26
Disabling Codes, et al.

Disabling Codes, et al:

The Seller has disclosed to Autodesk that the product contains the following:

FLEXnet Publisher, for the run-time checking of end user licenses.

If the SpiceLogic .NET HTML Editing Control license is not assigned, the “authorization code” must be updated in the source code to reflect Autodesk’s license of such.

Neither of these issues will interfere with Autodesk’s ability to use and enjoy the Transferred Software.

EXHIBIT A

Transferred Software and Delivery

TRANSFERRED SOFTWARE: All versions of the BIMreview software application described below, including all customizations, updates and upgrades to each version. Without limiting the foregoing, the Transferred Software shall be delivered in a readily buildable package (as determined by Autodesk in its sole discretion).

BIMreview is a software application that works with the Autodesk® Revit® platform to allow engineers and designers (non-programmers) to automatically validate the accuracy and consistency of building information models against project, firm, national or user-defined standards.

DELIVERY: On the date the development of the Transferred Software is complete, Seller shall make the following Transferred Software and any related documentation available via electronic transfer via https://projectpoint.buzzsaw.com/client/Checkers/Code to Autodesk’s facility in Manchester, NH.

EXHIBIT B
Specifications

Documents are attached.

EXHIBIT C
Affirmation for Software Product Purchase by Electronic Transfer

The undersigned hereby affirm the following to be true:

On the [      ] day of      , 2009, the following software products were delivered to Autodesk, Inc. (“Autodesk”) at Autodesk’s facility in Manchester, NH via electronic transfer to https://projectpoint.buzzsaw.com/client/Checkers/Code:

•	BIMreview

Electronic Transmission via Remote Telecommunication delivery

The software products were transferred to Autodesk by telecommunications or via Internet download to Autodesk’s computer.

Autodesk warrants that, at no time during or after installation of this software product(s) did any employee of Autodesk come into possession of any of the computer media utilized during installation.

Autodesk warrants that Autodesk has neither retained nor has any access to “back-up” or “just in case” copies of the installed software.

No escrow or other holding of a master copy of the purchased software exists nor is any other tangible personal property for Seller held in escrow or other form.

Affirmed this [      ] day of [      ], 2009.

(Autodesk employee)	Seller

All parties: Please retain a copy of this document for your files.

EXHIBIT D
Assignment of Copyright

For good and valuable consideration, the receipt of which is hereby acknowledged, Avatech Solutions, Inc. (hereafter referred to as “Seller”) hereby grants and assigns to Autodesk, Inc., a Delaware corporation with its principal office located at 111 McInnis Parkway, San Rafael, California 94903 (hereinafter referred to as “Autodesk”) all right, title and interest whatsoever, throughout the world, in and under the copyright on the works entitled BIMreview, including all versions thereof and any customizations, updates and upgrades to each version, to have and to hold the same, unto Autodesk, its successors and assigns, for the full duration of all such rights, and any renewals and extensions thereof.

This assignment is made pursuant to, and is subject to all of the terms of the Technology Transfer Agreement between Seller and Autodesk, dated as of      , 2009.

IN WITNESS THEREOF, I have hereunto set hand and seal this Assignment of Copyright.

Date
Signature
Name (Type or Print)
Title
Name of Assignor

State of S.S., County of

Before me this        day of      , 2009 personally appeared:        to me known to be the person who is described in and who executed the foregoing assignment instrument and acknowledged to me that he/she executed the same his/her own free will for the purpose therein expressed.

Notary Public or Consular Officer of the United States of America	Expires

EXHIBIT E
Form of Escrow Agreement

Document is attached.